Exhibit 10.2

April 10, 2020

Darin G. Holderness

Re:	Participation Agreement – ProPetro Services, Inc. Amended and Restated Executive Severance Plan

Dear Darin:

We are pleased to inform you that you have been designated as eligible to participate in the ProPetro Services, Inc. Amended and Restated Executive Severance Plan (as it may be amended from time to time, the “Plan”) as a Tier 2 Executive. Pursuant to your participation in the Plan, you are eligible to receive certain payments upon a Qualifying Termination, your death, or your Disability.

Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes.

In signing below, you expressly agree to be bound by, and promise to abide by, the terms of the Plan, which sets forth certain obligations with respect to post-termination cooperation. You agree that the terms of the Plan are reasonable in all respects. You further acknowledge that receipt of severance benefits following a Qualifying Termination under the Plan is contingent upon your execution of a general release of claims at the time of such Qualifying Termination and continued compliance with your obligations pursuant to any other written agreement between you and any member of the Company Group, including the restrictive covenants set forth in the award agreements entered into with the Company pursuant to the Incentive Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior employment agreements or letters containing change in control and/or severance provisions, change in control and/or severance benefit policies, plans and arrangements of the Company or any other member of the Company Group, if any, (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to change in control benefits or severance benefits, if any), and any such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein. Notwithstanding the termination of all prior agreements pertaining to change in control and/or severance provisions, you acknowledge and agree that your Awards (as defined in the Incentive Plan) will continue to be governed by the terms of the Incentive Plan and the award agreements thereunder, and your obligation to continue to comply with your obligations pursuant to the award agreements under the Incentive Plan will survive the termination of all prior agreements pertaining to change in control and/or severance provisions.

You acknowledge and agree that all obligations of the Company and its affiliates pursuant to that certain Letter Agreement effective as of October 3, 2019, by and between you and the Company (the “Letter Agreement”) have been fully and finally satisfied and, therefore, except as provided in the last sentence of this paragraph, the Letter Agreement is hereby terminated effective as of the date of this letter and that neither the Company nor any other person or entity has any other future obligations to you thereunder. Notwithstanding the termination of the Letter Agreement, you acknowledge and agree that the following sentences shall survive:

You expressly promise to abide by all obligations to to all other current or former employers and other third parties in the course of performing your services for the Company. In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan. This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to Newton W. Wilson III no later than April 17, 2020.

[Signature Page Follows]

Sincerely,

PROPETRO Services, inc.

By:	/s/ Phillip A. Gobe
	Name:	Phillip A. Gobe
	Title:	Chief Executive Officer and
Chairman of the Board

AGREED AND ACCEPTED
this 10th day of April, 2020 by:
/s/ Darin G. Holderness
Darin G. Holderness

SIGNATURE PAGE TO
PARTICIPATION AGREEMENT

ANNEX A

PROPETRO SERVICES, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

[See attached.]

Annex A